 Registrant requests automatic effectiveness upon filing as per Rule 462 of the Securities Act of 1933

    As filed with the Securities and Exchange Commission on November 18, 1998
                          Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                           XECHEM INTERNATIONAL, INC.
               (Exact name of issuer as specified in its charter)

           Delaware                                                                            22-3284803
(State or other jurisdiction of                                                              (I.R.S. Employer
incorporation or organization)                                                             Identification No.)



100 Jersey Avenue Building B, Suite 310 New Brunswick, New Jersey                           08901-3279
(Address of Principal Executive Offices)                                                    (Zip Code)

           Xechem International, Inc. Amended and Restated Stock Plan
                            (Full title of the plan)

                              Dr. Ramesh C. Pandey
                      President and Chief Executive Officer
                          100 Jersey Avenue, Building B
                                    Suite 310
                      New Brunswick, New Jersey 08901-3279

                                 With a copy to:

                           Mitchell D. Goldsmith, Esq.
                             Dennis B. O'Boyle, Esq.
                             Shefsky & Froelich Ltd.
                             444 N. Michigan Avenue
                                Chicago, IL 60611
                     (Name and address of agent for service)

                                 (732) 247-3300
          (Telephone number, including area code, of agent for service)

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                                Proposed
                                                                        Proposed                Maximum
                                                                    Maximum Offering           Aggregate
         Title of Securities                Amount to                     Price                 Offering                Amount of
          to be Registered                be Registered                 Per Share                Price              Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               12,600,000 shares (1)             $.05(2)                  $630,000(2)           $175.14
$.00001
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               1,390,000 shares                  $.05(2)                  $ 69,500(2)            $19.32
$.0001(3)
------------------------------------------------------------------------------------------------------------------------------------
Total                                13,990,000 shares                                           $699,500(2)           $194.46(4)
====================================================================================================================================


(1) Subject to increase (or decrease) in accordance with Rule 416 of Regulation C to reflect a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Registrant which results in a change in the number of shares issuable pursuant to outstanding awards under the Xechem International, Inc. Amended and Restated Stock Option Plan (the "Plan").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of Regulation C, on the basis of the average of the high and low prices of the shares of common stock of the Registrant on the OTC Bulletin Board on November 13, 1998.

(3) Represents shares of Common Stock issued under the upon exercise of options and which are being registered for resale by the holders thereof.

(4) Pursuant to Rule 429, under the Securities Act of 1933, as amended, the Registration Statement also relates to 2,600,000 shares of Common Stock registered on Registration Statement No. 333-30539, previously filed with the Commission on July 1, 1997 (2,000,000 shares), Registration Statement No. 333-08221 filed with the Commission on July 16, 1996 (200,000 shares), Registration Statement No. 33-93300 filed with the Commission on June 9, 1995 (200,000 shares), and Registration
     Statement No. 33-87034 filed with the Commission on December 6, 1994 (200,000 shares). The Company previously paid registration fees of $539.76 in connection with the filing of its previous Registration Statement on Form S-8 (File No. 333-08221) 1996, and $68.97, $767.24
     and $867.00 for each of its previous Registration Statements on Forms S-8 (File Nos. 333-0822, 33-9330 and 33-87034, respectively), for a total of $2,242.97. Since the amount of such previously paid registration fee is greater than $194.46, the Company is not required to pay any additional registration fee in connection with the filing of this registration statement.

PROSPECTUS
                                1,390,000 Shares
                           XECHEM INTERNATIONAL, INC.
                                  COMMON STOCK
                              ($0.00001 PAR VALUE)

        This Prospectus relates to shares of Common Stock, $.00001 par value (the "Shares" or the "Common Stock"), of Xechem International, Inc. (the "Company").

        THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN UNDER "RISK FACTORS."

        All of the shares of Common Stock offered hereby are being sold by the selling shareholder named herein (the "Selling Shareholder"). See "Selling Shareholder" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Shareholder. The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "ZKEM." On November 13, 1998 the last reported bid price for the Company's Common Stock was $.05.

                           ---------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THE PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

     The Selling Shareholder and any broker-dealers through whom such Shares are sold may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). The Shares to be offered by the Selling Shareholder may be offered in one or more transactions on the OTC Bulletin Board or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. The Company will pay substantially all other expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part). The Company will not receive any proceeds from the sale of any of the Shares by the Selling Shareholder.

                SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION THAT
                  SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November 18, 1998

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

1. The Company's Annual Report on Form 10-KSB, for fiscal year ended December 31, 1997.

2.   The Company's Registration Statement on Form 8-A, dated April 1, 1994.

3. The Company's Quarterly Reports on Form 10-QSB, for the quarters ended March 31 and June 30, 1998.

4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

                                   THE COMPANY

General

     Xechem International, Inc. (together with its subsidiaries, except as the context otherwise requires, the "Company") owns all the capital stock of Xechem, Inc., a development stage pharmaceutical company currently engaged in research, development and the limited production of generic and proprietary drugs from natural sources. The Company has also established a subsidiary, XetaPharm, Inc. ("XetaPharm"), to develop and market over-the-counter natural products such as GinkgoOnce(TM), GarlicOnce(TM), GinsengOnce(TM), Gugulon(TM), Melatonin and DHEA. To date, XetaPharm has commenced only limited operations.

     The Company is engaged primarily in applying its proprietary extraction, isolation and purification technology to the production and manufacture of paclitaxel (commonly referred to in scientific literature as "Taxol," a registered trademark of Bristol-Myers Squibb Company), an anti-cancer compound. Paclitaxel is an anti-cancer compound used for the treatment of refractory (treatment resistant) ovarian and breast cancers. The Company has successfully isolated greater than 97% pure paclitaxel and has obtained U.S. and international patents on its technology.

     Consistent with the Company's focus on the development and production of paclitaxel, the Company will continue to apply its expertise to research and develop other compounds, such as bleomycin and mitomycin, which no longer enjoy patent protection, but experience limited competition due to their difficulty to replicate. In addition, the Company has focused certain of its research and development efforts on the development of drugs from sources derived from Chinese and Indian folklore in the anti-cancer, anti-fungal, anti-viral (including anti-AIDS), anti-inflammatory, anti-aging and memory enhancing areas.

     Although paclitaxel is not, and is not intended to be, a cure for cancer, it was recognized in June 1991 by the National Cancer Institute as "one of the most important cancer drugs discovered in the past decade." To date, paclitaxel has proven to be effective in treating refractory ovarian and breast cancers, kaposi sarcoma, and, in preliminary clinical trials, has shown potential for efficacy in treating refractory non-small cell lung cancer ("NSCLC") and certain other cancer indications. The Company's objective for capitalizing on what it perceives to be significant opportunities worldwide in the oncology market, in general, and the paclitaxel and bleomycin markets, in particular, is to become a low-cost producer of high-quality paclitaxel and bleomycin.

     The Company's drug development process involves a multidisciplinary exchange among folklore healers, ethnobotanists, natural product scientists, pharmacologists, physicians and research pharmacists.

--------
     Some of the statements included in this Prospectus may be considered to be "forward looking statements" since such statements relate to matters which have not yet occurred. For example, phrases such as "the Company anticipates," "believes" or "expects" indicate that it is possible that the event anticipated, believed or expected may not occur. Should such event not occur, then the result which the Company expected also may not occur or occur in a different manner, which may be more or less favorable to the Company. The Company does not undertake any obligations to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or circumstances.

     Readers should carefully review the items included under the subsection "Risk Factors" as they relate to forward looking statements as actual results could differ materially from those projected in the forward looking statement.

Since the Company's targeted plant material has, in certain instances, already been used for many years in humans, the Company believes that there is greater likelihood that a compound isolated from such material will work on humans and, correspondingly, that there is a decreased likelihood of toxicity. In addition, because traditional medicinal preparations are typically administered either orally or topically, they are more likely to yield pharmaceuticals that are also active orally or topically. These methods of administering a drug are product attributes viewed by the medical community as convenient and desirable.

     XetaPharm is developing a limited line of over-the-counter natural products (not requiring FDA approval) for sale through health food outlets and physicians specializing in natural medicines. The Company has selected several products to be manufactured by contract manufacturers under XetaPharm trademarks. The emphasis of the products will be the natural health benefits. Initial marketing efforts commenced in the second quarter of 1996. XetaPharm has introduced six products, to date. There can be no assurances as to the level of success for this program. XetaPharm's marketing efforts and sales have been limited, due to the financial constraints of the Company. The Company is evaluating its long term commitment which includes continued investment in sales and marketing, limited investment to product development for other companies or divestiture of XetaPharm.

     The Company has acquired the rights to a number of pure compounds isolated by Chinese or Indian sources and is presently engaged in the preclinical testing of certain of these compounds in its laboratory. Based on the folklore of those countries, the Company believes that certain of these compounds may have anti-cancer, anti-viral or other healing properties. The Company also has collaborative relationships with researchers in India to develop pharmaceuticals from the traditional medicinal plants of that country.

     To date, the Company has not received any revenues from sales of paclitaxel or bleomycin, and has received minimal revenues from sales of only one other product, a compound used as a reference standard in testing an antifungal compound. The Company's only other source of revenues, to date, has been contract research and testing and consulting services for other companies; however, the Company does not anticipate that such services will continue to be a source of revenues to the Company.

     The Company conducts its pilot-scale manufacturing of its potential products (other than nutraceuticals) under current Good Manufacturing Practices ("cGMP"). Management believes that its in-house pilot plant facility has adequate capacity to manufacture a limited quantity of bulk drugs for sale. The Company also plans to continue its in-house manufacturing of bulk paclitaxel for sale abroad, once necessary stability testing is completed, subject to compliance with applicable regulatory requirements. It is anticipated that no such sales will be made prior to the fourth quarter of 1998, although there can be no assurance that any such sales will occur.

     The Company's initial potential products are targeted at the anti-cancer, anti-viral, and anti-fungal markets. The Company is seeking corporate alliances with large pharmaceutical companies for some of its programs in order to take advantage of such companies' abilities to reach broad-based markets. There can be no assurance that the Company will be able to enter into such collaborative agreements. If the Company decides to conduct any direct marketing of its potential products, there can be no assurance that the Company will be successful in establishing a successful in-house marketing and sales force or that sufficient financing will be available to develop its marketing and sales capabilities.

     XetaPharm sells its nutraceutical product line through health food stores and pharmacies. The marketing of these products is through print, radio and television advertising and trade publications. XetaPharm has no in-house marketing and sales force at this time and is seeking to establish alliances with distributors, as well as marketing firms, to promote its product line.

FOUNDER AND CHIEF EXECUTIVE OFFICER

     Dr. Ramesh C. Pandey, the founder, Chairman of the Board, President, and Chief Executive Officer of the Company, has over 30 years of experience in the field of natural products with leading universities, private companies and the federal government. While with the predecessor to the Company, Dr. Pandey was instrumental in the successful research, development, and production of a generic version of Vancomycin, an anti-bacterial drug, which experienced significant sales and profitability.

PROPERTY

     The Company conducts its operations in a state-of-the-art laboratory facility in New Brunswick, New Jersey which presently operates in accordance with Federal and state standards for current Good Laboratory Practices ("cGLP") and current Good Manufacturing Practices ("cGMP").

RECENT DEVELOPMENTS

Blech Stock Purchase Agreement

     On November 18, 1996, the Company entered into and closed the initial stage of a Stock Purchase Agreement (the "Blech Purchase Agreement") with David Blech or his designees ("Blech") providing for the sale of up to 55,000 shares of Class C Series 2 Voting Cumulative Preferred Stock (the "Series 2 Preferred Shares") for a purchase price of $100 per share ($5,500,000 in the aggregate), or the underlying shares of Common Stock, over approximately nine months. At the initial closing, The Edward A. Blech Trust (the "Trust") purchased 5,000 Series 2 Preferred Shares for $500,000. The Trust purchased an additional 5,000 Series 2 Preferred Shares on December 30, 1996; 5,000 Series 2 Preferred Shares on January 8, 1997; and 7,500 Series 2 Preferred Shares on February 7, 1997. The Blech Purchase Agreement was amended, effective March 27, 1997, to modify the dates for closing of other purchases of portions of the shares issuable thereunder. Pursuant to the Blech Purchase Agreement, on February 7, 1997, Dr. Ramesh Pandey, the Company's Chairman and Chief Executive Officer, exchanged certain indebtedness owed by the Company to him and the 1,070 shares of Class B Preferred Stock of the Company held by him for 13,180 shares of Series 3 Preferred Shares. Pursuant to their terms, effective February 8, 1997, the then outstanding 22,500 Series 2 Preferred Shares and 13,180 Series 3 Preferred Shares were converted into 45,000,000 and 21,088,000 shares of Common Stock, respectively. For the period May 2, 1997 through December 31, 1997, the Edward
A. Blech Trust purchased 2,300,000 shares of Common Stock and twelve (12) other assignees purchased 33,320,000 shares of Common Stock, which included two affiliated individuals who purchased 1,960,000 shares of Common Stock.

     Two other trusts, not otherwise affiliated with Blech, each purchased 5,000,000 shares of Common Stock on March 27, 1997 and Blech purchased a further 5,000,000 shares of Common Stock on April 14, 1997. On May 1, 1997, Blech sold (at his cost) his 5,000,000 shares to the two referenced unaffiliated trusts and a third unaffiliated trust.

     Pursuant to the Blech Purchase Agreement, the Company, Dr. Pandey and Blech have also entered into a stockholders' agreement, which, among other things: (i) generally prohibits the sale of any of Dr. Pandey's shares of capital stock of the Company for a period of five years, except with the consent of Blech; (ii) provides Blech with the right to sell his pro rata portion (relative to the holdings of Dr. Pandey) of any proposed sale of shares by Dr. Pandey, and a reciprocal right in favor of Dr. Pandey to sell his pro rata portion of any shares sold by Blech; (iii) requires Blech to vote for Dr. Pandey as a director of the Company, and to use his efforts to cause Dr. Pandey to remain Chairman, President and chief executive officer of the

Company; (iv) requires the Company and its directors (subject to their fiduciary duties to the Company and the shareholders of the Company) to take such actions as Blech may request to elect his nominees to constitute a majority of the directors of the Company (to date, Blech has not exercised such right); and (v) provides for certain demand and piggyback registration rights in favor of Blech.

Nasdaq Delisting

     Effective following the close of business on February 4, 1997, the Company's Common Stock and Common Stock Purchase Warrants (the "Warrants") were delisted from trading on the Nasdaq SmallCap Market. In its determination to delist the Company's securities, Nasdaq noted that the bid price for the Common Stock had fallen below the $1.00 per share level required for continued listing. Although the Company believed that, with the capital provided under the Blech Purchase Agreement, it had satisfied the criteria for alternative listing, namely having capital and surplus of $2,000,000 and market value of the publicly-traded shares of at least $1,000,000, Nasdaq stated that the Company's evidence of such compliance was inadequate, and that, in light of certain delays in the funding by Blech under the Blech Purchase Agreement, Nasdaq "lacked confidence" in the Company's ability to maintain compliance. In addition, Nasdaq raised concerns regarding Mr. Blech's involvement with the Company in light of then pending Securities and Exchange Commission ("SEC") investigation regarding the operations of D. Blech & Co., a broker-dealer controlled by Mr. Blech which terminated operations in 1994.

     The Company has announced its intention to cause a reverse split (the "Reverse Split") of all outstanding shares of Common Stock (but not any outstanding shares of Preferred Stock) on a one share for 75 shares basis. The Company's Board of Directors intends to adopt a resolution in favor of this Reverse Split and the Company intends to put the matter up for vote by the Company's stockholders at its upcoming Annual Meeting of Stockholders (the "Annual Meeting") which is set for December 11, 1998. An investor purchasing Shares in this Offering prior to December 11, 1998 will receive pre-split Shares which will be subsequently subject to the Reverse Split, upon Stockholders' approval, and investors purchasing Shares after December 11, 1998 will receive post-split Shares which reflect the Reverse Split.

                                  RISK FACTORS

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. Prospective purchasers should consider carefully, in addition to the other information contained in this Prospectus or incorporated by reference herein, the following risk factors:

Nasdaq Delisting

     Effective following the close of business on February 4, 1997, the Company's Common Stock and Warrants were delisted from trading on the Nasdaq SmallCap Market. The trading market for the Company's securities is now limited to the "pink sheets" and the OTC Bulletin Board. So long as the Company's Common Stock is not listed on Nasdaq or any exchange and the bid price for the Common Stock remains below $5.00 per share, the Common Stock is subject to additional federal and state regulatory requirements. Among other things, broker-dealers are required to satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's consent prior to any transaction in the Common Stock. Also, the Company's securities would be considered "penny stocks," which requires additional disclosures in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such restricted market and additional regulatory requirements may limit the liquidity of the Company's securities, as well as adversely affect the ability of the Company to raise additional financing through issuances of its securities.

Proposed Reverse Stock Split

     The Company has announced its intention to cause a Reverse Split of all outstanding shares of Common Stock on a one share for 75 shares basis. The Company's Board of Directors intends to adopt a resolution in favor of the Reverse Split and the Company intends to put the matter up for vote by the Company's stockholders at its upcoming Annual Meeting. As a result of the Reverse Split, the number of outstanding shares of Common Stock will be reduced. The Company cannot guarantee that the per share trading price of the Common Stock on the OTC Bulletin Board, where the Company's Common Stock is traded, will increase 75 times. The fact that the number of outstanding shares of Common Stock will be reduced by a factor of 75, as a result of the Reverse Split, may cause a less active trading market in which a small number of shares traded can materially effect the price per share.

Volatility of Stock Price

     The securities of bio-technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. Announcements of technological innovations for new commercial products by the Company or its competitors, developments concerning proprietary rights or general conditions in the bio-technology and health industries may have a significant effect on the Company's business and on the market price of its securities. Sales of a substantial number of shares of Common Stock by existing security holders could also have an adverse effect on the market price of the Company's securities. In the past twelve months, the Company's Common Stock has declined from approximately $.69 per share to present values ($.05 per share).

Control by Blech

     As of December 31, 1997, Blech or persons who may be deemed to be influenced by him beneficially owns 46,500,000 shares of Common Stock, or approximately 38% of the 121,528,439 shares of issued and outstanding Common Stock (entitling Blech to cast 37.5% of the aggregate votes entitled to be cast by all stockholders in election of directors). As a result, Blech owns or controls a sufficient number of shares of Common Stock to control the business and affairs of the Company, including, but not limited to having sufficient voting power to control the election of the Board of Directors of the Company and, in general, to substantially determine the outcome of any corporate transaction or other matters submitted to the stockholders of the Company for approval, including mergers, consolidations or the sale of substantially all of the Company's assets or preventing or causing a change in the control of the Company. In addition, under the Blech Purchase Agreement, the Company and its current directors have agreed, subject to their fiduciary duties, to take such actions as Blech may request to cause his nominees to be elected to the Board of Directors, which may enable Blech to exercise control over the Board more quickly than he otherwise could. In addition to Blech's ability to control the affairs of the Company, Blech's potential control of the Company may deter other potential financing sources from making an investment in the Company.

No Developed or Approved Products; Early Stage of Development

     The Company is a development stage company. The Company's primary potential products, paclitaxel and its analogs and bleomycin, are in the early development stage. Although the Company has isolated paclitaxel in a substantially pure state, there can be no assurance that such compound will pass the necessary stability testing or other regulatory requirements for approval for sale in the United States or abroad. In addition, Bristol-Myers maintains a dominant market share in the paclitaxel business and may choose to take legal action to impair the entry of additional competitors in the market, such as by alleging infringement on certain patents. To date, the Company has not received any such infringement claims. Also, although the Company anticipates that it will be able to submit an ANDA for paclitaxel immediately upon the expiration of Bristol Myers' exclusive period (December 29, 2001), the Company does not yet have all of the data for such ANDA and there can be no assurance that the Company will be able to file the ANDA at that time. Although the Company has the capability to, and may, sell paclitaxel for research purposes, to date, the Company has not received any revenues from sales of paclitaxel for human consumption and has received only minimal revenues from other product sales or sales of paclitaxel for research and development. The Company's principal revenues have been contract research and testing and consulting services for other companies, which are not expected to continue and which have historically been minimal. To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, introduce, and market its potential products. No assurance can be given that the Company's product research and development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any products, if developed and introduced, will be successfully marketed or achieve market acceptance.

History of Operating Losses; Future Profitability Uncertain

     The Company has experienced significant operating losses since its inception and has generated minimal revenues from its operations. As of December 31, 1997, the Company's accumulated deficit was approximately $27,729,000, which included losses from operations of $3,246,700, $3,032,500 and $5,386,300 for the years ended December 31, 1995, 1996 and 1997, respectively and an additional loss from operations of $1,180,261 for the six months ended June 30, 1998. Approximately $12,963,000 of the Company's $27,729,000 accumulated deficit resulted from a non-cash accounting adjustment based upon the difference between the approximate market value of certain debt and equity which was exchanged for

Common Stock of the Company simultaneously with the Company's initial public offering (the "IPO"), and the initial public offering price of the Common Stock in the Company's IPO. To date, the Company has been dependent on capital infusions for financing. The Company's ability to achieve a profitable level of operations is dependent in large part on its completing product development, obtaining regulatory approvals for its potential products and making the transition to commercializing such products. No assurance can be given that the Company's product research and development efforts will be completed, that required regulatory approvals will be obtained, that any products will be manufactured or marketed or that profitability will be achieved. The Company may require additional funds to achieve profitable operations.

Explanatory Going Concern Disclosure

     As a result of its losses to date, negative working capital, and accumulated deficit, the independent accountants' report on the Company's financial statements for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 contain an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitable operations. The Company anticipates that it will continue to incur significant losses until successful commercialization of one or more products generates sufficient net revenues to cover all costs of operation. As a development stage company, the Company has a limited relevant operating history upon which an evaluation of the Company's prospects can be made. The Company's prospects must, therefore, be evaluated in light of the problems, expenses, delays and complications associated with a new business. As a result of the development-stage nature of the Company's business, additional operating losses can be expected. There can be no assurance that the Company can be operated profitably in the future.

Limited Manufacturing Experience and Capacity

     The Company believes that its current manufacturing facility is capable of producing approximately two to four kilograms per year of 97% or greater pure paclitaxel from crude bulk extract containing approximately 50% paclitaxel. Formulation and packaging of paclitaxel in single injection dosages will have to be performed by a contract packager. It is critical that single dosage packages, once produced, be maintained in an efficient, ambient warehouse center to insure proper handling and shipping of the drugs. While the Company has been seeking producers, there can be no assurance that it will be able to locate such producers, or that it will be able to enter into agreements with such producers. Although the Company believes that it has the capability to significantly expand production of bulk paclitaxel, should demand exceed the Company's manufacturing capacity, it may have to seek third party contract manufacturing. In such instance, there can be no assurance that the Company could locate satisfactory contract manufacturing services to perform such functions at all or on acceptable terms, or that it would have the funds or ability to develop such capability internally.

     Bleomycin is a fermentation product. Certain of the other niche generic anti-cancer products that the Company is considering for production (excluding paclitaxel) also are fermentation products. There is presently a world-wide shortage of contract fermentation manufacturing capacity for pharmaceutical products. Although the Company is presently considering several sources for the production of its bleomycin and other fermentation products it may develop, it has not yet located a reliable manufacturer. Although the Company may consider the development of internal capacity for such manufacture, the Company currently has no intention of developing such internal capabilities, as such an effort would be costly, time consuming and would require FDA regulatory approval, which might not be obtained. Should the Company develop other fermentation products, there can be no assurances that regular and reasonable manufacture of bulk raw material can be obtained. Once pure bulk material is obtained from manufacture, it must be formulated, packaged in single dosage quantities and warehoused in a manner similar to that for paclitaxel, subject to all the inherent associated risks.

Limited Marketing Experience and Capacity

     Although the Company may market certain of its potential products through a direct sales force if and when regulatory approval is obtained, currently it has no sales and marketing employees. To the extent that the Company determines not to, or is unable to, enter into collaborative agreements or to arrange for third party distribution of its potential products, significant additional resources will be required to develop a marketing and sales force. Should the Company elect to license or sell products to distributors, a significant portion of the profits from such products may be realized by such licensees or distributors, rather than by the Company.

Dependence upon Dr. Pandey and Other Key Personnel

     The Company's ability to develop its business depends upon its attracting and retaining qualified management and scientific personnel, including consultants and members of its Scientific Advisory Board ("SAB"). As the number of qualified scientists is limited and competition for such personnel is intense, there can be no assurance that the Company is able to attract or retain such persons. In particular, the Company will be dependent upon the continued services of Dr. Ramesh C. Pandey, the Company's Chairman of the Board, President and Chief Executive Officer. The loss of key personnel, such as Dr. Pandey, or the failure to recruit additional key personnel could significantly impede attainment of the Company's objectives and have a material adverse affect on the Company's financial condition and results of operations. Dr. Pandey has entered into an employment agreement with the Company for at least a five-year term, which commenced in 1994, providing for, among other things, an agreement not to compete with the Company during his employment and for a period of up to six months thereafter. The Company has obtained a $4,000,000 key man life insurance policy on Dr. Pandey.

     The Company will be required to make certain payments to Dr. Pandey in the event of certain changes in control. A portion of such payments may constitute excess employment severance payments, which would not be deductible by the Company for income tax purposes. In addition, the Company may not be permitted to deduct that portion of an executive's compensation which exceeds $1,000,000 in any year, excluding certain performance based compensation. There can be no assurance that options or warrants issued or which may be issued to Dr. Pandey would qualify as performance based compensation, or that the Company will be able to deduct the entire amount earned by Dr. Pandey in any year.

     In addition, the Company relies on members of the SAB to assist the Company in formulating its product discovery strategy and therapeutic targets. The members of the SAB are not employed by the Company and each of these members have commitments to other entities that limit their availability to the Company. Some of the members of the SAB are consultants for companies that may be competitors of the Company. There is no assurance that the Company will be able to retain key members of the SAB.

Management of Staff Growth

     The Company expects to increase its staffing levels in the future. The Company's ability to execute its strategies will depend in part upon its ability to integrate such new employees into its operations. The Company's planned activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. The inability to acquire such services or to develop such expertise could have a material adverse impact on the Company's operations.

Reliance on Collaborative Relationships

     The Company believes that it will need to enter into collaborative arrangements with other companies. There is no assurance that any collaborations will be completed, or if completed, that they will be successful. Should any collaborative partner fail in its contribution to the discovery, development, manufacture or distribution of a marketable product, the Company's business may be adversely affected. In addition, although the NIH has awarded three master agreements to the Company, the Company has not yet been assigned any specific projects or received any funding from the NIH under these master agreements. These master agreements expired in October 1998.

Uncertainty Regarding Drug Development

     The Company's principal strategy is to develop generic equivalents of off-patent drugs which enjoy limited competition. There can be no assurance that such strategy will prove successful or that any proposed products will be commercially viable. Even if the Company successfully develops and markets such products, with time, other competitors will likely enter the markets for these products, which could adversely affect the Company's business. There can be no assurance that the Company will be able to replicate products that come off-patent, or that the Company will be able to obtain regulatory approval for the sale of such compounds.

Patents

     The Company's success depends in part on its ability to obtain patent protection for its proprietary products and to preserve its trade secrets. The Company has obtained five patents and has submitted several additional patent applications in the United States and internationally. Any present or future patents may not prevent others from developing competitive products. No assurance can be given that the Company's patent applications will be approved, that any current or future patents will provide the Company with competitive advantages for its products, or that they will not be successfully challenged or circumvented by the Company's competitors. The Company has not conducted an exhaustive patent search and no assurance can be given that patents do not exist or could not be filed which would have an adverse effect on the Company's ability to market its products. If other companies were to successfully bring legal actions against the Company claiming patent or other intellectual property right infringements, in addition to any potential liability for damages, the Company could be required to obtain a license to continue to use the affected process or to manufacture or use the affected product or may be required to cease using such products or process. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, or at all. There could be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's financial and human resources, regardless of the outcome of such litigation.

     The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its employees, consultants and others. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or independently developed by competitors.

Product and Professional Liability Exposure

     The Company faces an inherent business risk of exposure to product liability claims if the use of products manufactured by the Company results in adverse effects. The Company may also face professional liability as a result of its contract research and other services. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid significant exposure to such liabilities. Because the Company has not yet sold any products except for research purposes, and because of the expense of insurance, it does not carry product or professional liability insurance. While management intends to obtain product liability insurance at such time as the Company's operations require it, subject to the Company's ability to pay for such insurance, the Company does not currently intend to obtain professional liability insurance. There can be no assurance that any coverage which the Company may obtain will be adequate or that adequate insurance coverage will be available at acceptable cost, if at all, or that a product or professional liability claim would not materially adversely affect the business or financial condition of the Company.

Uncertainty of Healthcare Reimbursement; Government Healthcare Reform Proposal

     The Company's ability to successfully commercialize paclitaxel and its other potential products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of healthcare products and there can be no assurance that adequate third-party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in product development. During the past several years, the healthcare industry has been subject to an increase in government regulation of, among other things, reimbursement rates. In addition, major third-party payors, insurance companies, Medicare, and Medicaid have significantly revised payment procedures in efforts to contain healthcare costs.

     The Clinton Administration and various members of Congress have proposed various programs to reform the U.S. healthcare system. Such programs may increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company and its potential products. The Company cannot predict with any certainty what impact, if any, proposals or healthcare reforms might have on the Company's business.

Anti-Takeover Provisions

     The Board of Directors has the authority to issue up to 2,996,350 shares of Class C Preferred Stock in one or more series, and to fix the number of shares constituting any such series, the voting powers, designation, preferences, and relative participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, including the dividend rights, terms of redemption (including sinking fund provisions), conversion rights, and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The Board of Directors may, therefore, in the future issue Class C Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. In addition, the issuance of Class C Preferred Stock as well as certain statutory provisions of Delaware law could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly.

Absence of Dividends; Dividend Policy

     The Company has not paid any dividends upon its Common Stock since its formation. The Company does not currently intend to pay any dividends upon the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. The Company's ability to pay dividends on its Common Stock will be limited by the preferences of any Class C Preferred Stock which may be outstanding from time to time and may be limited by future indebtedness. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds form the sale of the Shares offered by the Selling Shareholder. All such proceeds will be received by the Selling Shareholder.

     The following table sets forth, as of the date hereof, and upon completion of this offering, the number of Shares beneficially owned by the Selling Shareholder named herein. The following person has sole voting and investment power with respect to the shares set forth opposite his name.


                                                   SELLING SHAREHOLDER
                                                                                                 Shares Beneficially
                                            Shares Beneficially                                  Owned Subsequent to
                                            Owned Prior to this                                     this Offering
                                                 Offering
                                                                           Number of
           Name and Address                 Number        Percent        Shares Offered        Number          Percent
Fortress Financial Group, Ltd.              1,390,000       1%            1,390,000              0               0
600 W. Broadway
14th Floor
San Diego, CA 92101


                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 250,000,000 shares comprised of 247,000,000 shares of Common Stock, par value $.00001 per share, 2,500 shares of Class A Preferred Stock, par value $.00001 per share, 1,150 shares of 8% Preferred Stock, par value $.00001 per share, and 2,996,350 shares of Class C Preferred Stock, par value $.00001 per share.

     The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation (the "Certificate") and By-Laws, copies of which are available for review upon request.

COMMON STOCK

     Holders of Common Stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of Shares voting for the election of directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of the outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders. A majority vote of Shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders. All of the outstanding Shares are, and the Shares issued by the Company in connection with the exercise of the Warrants will be, when issued and paid for, fully-paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, issue shares of the Class C Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Any dividend preference of any Class C Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of the Class C Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of the Company before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such the Class C Preferred Stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management. Although the Company presently has no plans to issue any of its shares of the Class C Preferred Stock, the Board of Directors of the Company, without stockholder approval, may issue the Class C Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

     There are currently outstanding 2,500 shares of Class A Preferred Stock. The holders of the Class A Preferred Stock are entitled to receive dividends of $.00001 per share, and $.00001 per share in liquidation, before any dividends or distributions on liquidation, respectively, may be paid to the holders of Common Stock. The holders of the Class A Preferred Stock are entitled to cast 1,000 votes per share on each matter presented to stockholders of the Company, voting together as a single class with the holders of the Common Stock, except as may be required by the Delaware General Corporation Law, and except that the affirmative vote or consent of holders of a majority of the outstanding Class A Preferred Stock is required to approve any action to increase the number of authorized shares of Class A Preferred Stock, to amend, alter, or repeal any of the preferences of the Class A Preferred Stock, or to authorize any reclassification of the Class A Preferred Stock. Dr. Ramesh C. Pandey owns all of the outstanding Class A Preferred Stock which, together with his ownership of Common Stock, will enable him to control the affairs of the Company. The Company may redeem the Class A Preferred Stock for $.00001 per share at any time after May 3, 2009.

REDEEMABLE WARRANTS

     The Warrants were issued pursuant to an agreement, dated as of April 26, 1994 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). As of the date of this Prospectus, 1,150,000 Warrants are issued and outstanding. Each Warrant entitles the holder to purchase, at any time until April 26, 1999, twelve (12) Shares at an exercise price of $0.50 per Share, subject to adjustments. The Warrants may be exercised in whole or in part. The Warrants will automatically expire on April 26, 1999, unless extended by the Company.


     The Company may, at any time, redeem the Warrants, in whole or in part, at the option of the Company, upon not less than 30 days' notice, at a price of $.10 per Warrant, provided that: (i) the then-current market price of the Common Stock is at least 175% of the then-current exercise price of the Warrants for 20 consecutive business days ending within 30 days of the date of the notice of redemption; and (ii) the Company is in compliance with its obligations to register under the Securities Act the shares issuable on exercise of the Warrants. If the Company exercises its right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

     Pursuant to the Warrant Agreement, the Company, by notice to the Warrant Agent, may reduce the exercise price permanently or for such period as it may determine, or extend the expiration date of the Warrants. The Warrant Agent is required to send a notice of any such change to each registered holder of Warrants.

LIMITATION OF DIRECTOR LIABILITY

     The Certificate includes a provision which eliminates the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty of care (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the Delaware Corporation Law, or for any transaction from which the director derived an improper personal benefit). This provision does not limit or eliminate the right of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Certificate also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company is the Transfer Agent and Registrar for the Common Stock and Warrants.

DELAWARE ANTI-TAKEOVER LAW

     Under Section 203 of the Delaware Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined, generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock.

     These provisions, together with the ability of the Company's Board of Directors to issue Class C Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede, or prevent a merger, tender offer or proxy contest, even is such event would be favorable to the interests of stockholders.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees, and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees, and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company does not maintain directors and officers insurance covering its executive officers and directors.

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of the Company's directors and officers to the Company or its stockholders to the fullest extent permitted by the Delaware statute. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction and the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                              PLAN OF DISTRIBUTION

     This Prospectus, as appropriately amended or as supplemented, may be used from time to time by the Selling Stockholder, or its transferees, to offer and sell the Shares in transactions in which the Selling Stockholder and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     The Company anticipates that resales of the Shares by the Selling Shareholder will be effected from time to time on the open market in ordinary brokerage transactions on the OTC Bulletin Board, on which the common Stock is included for quotation, in the over-the-counter market, or in private transactions. The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly by the Selling Shareholder or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Shareholder's agent in the sale of the Shares by the Selling Shareholder and/or may acquire Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed, in appropriate cases, in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Shares by the member firm may be made on the OTC Bulletin Board from time to time at prices related to prices then prevailing.

     Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares form time to time in transactions on the OTC Bulletin Board, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     Shares may be sold directly by the Selling Shareholder or through agents designated by the Selling Shareholder from time to time. Unless otherwise indicated in any supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Selling Shareholder and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Shareholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Securities Act, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholder. All of the foregoing may affect the marketability of the Shares.

     The Company will pay substantially all the expenses incident to this offering of the Shares by the Selling Shareholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers and agents.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the Company or Selling Shareholder comply with the applicable requirements.

                                  LEGAL MATTERS

     The validity of the issuance of the Shares offered hereby has been passed on for the Company by Shefsky & Froelich Ltd., Chicago, Illinois.

                                     EXPERTS

     The financial statements of Xechem International, Inc. as of and for the years ended December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996, and for the cumulative period from March 15, 1990 (date of inception) to December 31, 1997, incorporated by reference in this Prospectus, have been audited by Moore Stephens, P.C., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-8 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission via EDGAR. The address of such Web site is http://www.sec.gov.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Such requests should be addressed to Dr. Ramesh Pandey, Xechem International, Inc., 100 Jersey Avenue, Building B, Suite 310, New Brunswick, New Jersey 08901 (telephone number: (732) 247-3300).

 ============================================================                         =========================

 No dealer, salesperson or other person has been authorized                              1,390,000 SHARES
 to give any information or to make any representations other than those contained in this Prospectus and, if given or
 made, such information or representations must not be relied upon as having been autho rized by the Company. This
 Prospectus does not constitute an offer to sell or a
 solicitation of an offer to buy to any person in any juris                                   XECHEM
 diction in which such offer or solicitation would be                                   INTERNATIONAL, INC.
 unlawful or to any person to whom it is unlawful. Neither
 the delivery of this Prospectus nor any offer or sale made
 hereun der shall, under any circumstances, create any
 implication that there has been no change in the affairs of the Company or that information contained herein is correct
 as of any time subsequent to the date hereof.                                             COMMON STOCK
                                                                                       ($0.00001 PAR VALUE)


              ---------------------------
                                                                                    ---------------------------


                  TABLE OF CONTENTS                                                         PROSPECTUS
                                                           Page
                                                                                    ---------------------------
DOCUMENTS INCORPORATED
        BY REFERENCE........................................2
THE COMPANY.................................................3
RISK FACTORS................................................7
USE OF PROCEEDS............................................13
DESCRIPTION OF SECURITIES..................................13
INDEMNIFICATION OF DIRECTORS
        AND OFFICERS.......................................16
LEGAL MATTERS..............................................18
EXPERTS....................................................18
AVAILABLE INFORMATION......................................18

 ============================================================                         =========================

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.    Incorporation of Documents by Reference.

           The documents listed below are hereby incorporated by reference into this Registration Statement:

           1. The Annual Report on Form 10-KSB of Xechem International, Inc. (the "Company") for the fiscal year ended December 31, 1997.

           2. The Quarterly Reports on Form 10-QSB of the Company for the three month periods ended March 31 and June 30, 1998.

           3. The Company's Registration Statement on Form 8-A, dated April 1, 1994.


           All documents filed subsequent to the foregoing by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

                                 (See Item 3)

Item 5.    Interests of Named Experts and Counsel.

                                Not Applicable

Item 6.    Indemnification of Directors and Officers.

           The Company's Certificate of Incorporation includes a provision which eliminates the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty of care (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit). This provision does not limit or eliminate the right of the Company or any stockholder to seek non -monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Item 7.    Exemption from Registration Claimed.

           The restricted securities which are included in the reoffering prospectus, which is part of this Registration Statement, were issued solely to the holder thereof upon the exercise of an option granted to the Selling Shareholder pursuant to the private offering exemption found under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.    Exhibits.

Exhibit No.

           5     Opinion of Shefsky & Froelich Ltd.

           10    Xechem International, Inc. Amended and Restated Stock Option
                 Plan

           24(a) Consent of Shefsky & Froelich Ltd. (see Exhibit 5)

           24(b) Consent of Moore Stephens P.C.

           25(a) Power of Attorney (included as part of the signature pages of this registration statement)

           Since the Xechem International, Inc. Amended and Restated Stock Option Plan (the "Plan") is not required to comply with ERISA, the Company has not obtained either an opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code. As a result, the Company does not undertake that it will submit the Plan or any amendment thereto to the Internal Revenue Service in order to qualify the Plan.

Item 9.    Undertakings.

           The undersigned Registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic report filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


The Registrant.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on November 18, 1998.

                                     XECHEM INTERNATIONAL, INC.



                                     By  /s/ Ramesh C. Pandey
                                        --------------------------------------
                                         Ramesh C. Pandey, Ph.D.
                                         President and Chief Executive Officer

                                    EXHIBITS

      Exhibit No.

           5        Opinion of Shefsky & Froelich Ltd.

           10       Xechem International, Inc. Amended and Restated Stock Option
                    Plan

           24(a)    Consent of Shefsky & Froelich Ltd. (see Exhibit 5)

           24(b)    Consent of Moore Stephens P.C.

           25(a) Power of Attorney (included as part of the signature pages of this registration statement)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ramesh C. Pandey, his attorney-in-fact, with power of substitution for him in any and all capacities, to sign any future amendments to the Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


     SIGNATURE                                     TITLE                                  DATE
     ---------                                     -----                                  ----
/s/ Ramesh C. Pandey                    Chief Executive Officer,                     November 18, 1998
-----------------------                 President, Chief Accounting Officer
Ramesh C. Pandey, Ph.D.                 and Director
                                        (Principal Executive Officer)

/s/ Stephen Burg                        Director                                     November 18, 1998
-----------------------
Stephen Burg